As filed with the Securities and Exchange Commission on January 30, 2008

Registration No. 333-140640

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEDIAG3, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of Jurisdiction of Incorporation or Organization)	7380 (Primary Standard Industrial Classification Code Number)	14-1963980 (I.R.S. Employer Identification Number)

One Almaden Boulevard

Suite 310

San Jose, California 95113

(408) 260-5000

(Address, including zip code, and telephone number, including area code,

of the registrant’s principal executive offices)

Mr. William Yuan

Chief Executive Officer

MediaG3, Inc.

One Almaden Boulevard

Suite 310

San Jose, California 95113

(408) 260-5000

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

Copy to:

Cathryn S. Gawne, Esq.

Jason A. Cheadle, Esq.

Hopkins & Carley, A Law Corporation

70 S. First Street

San Jose, California 95113

(408) 286-9800

(408) 938-6281 (facsimile)

Approximate date of proposed sale to the public: As soon as practical after the date of this registration statement.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common stock, $0.001 par value	20,000,000 shares	$3.00	$60,000,000	$6,420

(1)

In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(3)

Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE:  The Registrant is filing this Post-Effective Amendment to reflect the termination of the Registrant’s offering of 20,000,000 shares of common stock.  No shares were sold by the Registrant.

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.

Indemnification of Directors and Officers

Our certificate of incorporation and bylaws provide for indemnification of our officers and directors to the fullest extent permissible under Delaware law. Additionally, we intend to enter into indemnification agreements with each of our officers and directors, and therefore purchasers of these securities may have a more limited right of action than they would have except for this limitation in the certificate of incorporation and bylaws.  These agreements provide, in general, that we shall indemnify and hold harmless such directors and officers to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement, and expenses, including attorneys' fees and disbursements, incurred in connection with, or in any way arising out of, any claim, action or proceeding against, or affecting, such directors and officers resulting from, relating to or in any way arising out of, the service of such persons as our directors and officers.

Item 25.

Other Expenses of Issuance and Distribution

The following table sets forth an itemization of various expenses, all of which we will pay, in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee

$  6,240

Accounting fees and expenses

350,000

Legal fees and expenses

150,000

Printing

2,000

State securities fees

2,000

Transfer agent

2,000

Miscellaneous

    12,000

Total

$   524,240

===========

Item 26.

Recent Sales of Unregistered Securities

From March 17, 2005 to the date of this prospectus, we have sold the following unregistered securities:

On December 21, 2005 (inception of the Company), we sold an aggregate of 6,200,000 shares of our common stock to an aggregate of four individuals for aggregate considerations of $6,200.  The issuances were made in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising.  The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, and who represented to us that the shares were being acquired for investment purposes.

On December 28, 2005, we issued an aggregate of 4,750,000 shares of our common stock to an aggregate of nine individuals in consideration for the issued and outstanding stock of Little Sheep and Oriental Media.  The issuances were made in reliance on Regulation D promulgated under the Securities Act, and were made without general solicitation or advertising.  The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, and who represented to us that the shares were being acquired for investment purposes.

Item 27.

Exhibits

(a)(1) Our audited financial statements are included in the Prospectus.

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(a)(2) The following exhibits are being filed herewith.

Exhibit Number	Description
3.1*	Certificate of Incorporation
3.2*	Bylaws
5.1*	Opinion of Counsel
10.1*	Oriental Media Stock Purchase Agreement
10.2*	Little Sheep Stock Purchase Agreement
10.3*	First Amendment to Little Sheep Stock Purchase Agreement
10.5*	Oriental Media License Agreement
10.6*	William Yuan Employment Agreement
10.7*	English Translation of Form of Little Sheep Brand Series Clothing Franchise Agreement
21.1*	Subsidiaries of the Registrant
23.1*	Consent of Mayer Hoffman McCann P.C.
23.2*	Consent of Hopkins & Carley, A Law Corporation (contained in Exhibit 5.1)
24.1*	Power of Attorney

* Previously filed.

Item 28.

Undertakings

The undersigned registrant hereby undertakes to:

(1)

That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)

Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating  to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in the City of San Jose, State of California, on January 30, 2008.

MEDIAG3, Inc.
A Delaware corporation

By:

/s/ William Yuan

William Yuan

Chief Executive Officer and Acting Chief Financial Officer

(Principal Financial and Accounting Officer)

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In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William Yuan
William Yuan	Chief Executive Officer, Acting Chief Financial Officer (Principal Accounting Officer) And a Director	January 30, 2008
**
Steven Keating	Director	January 30, 2008
**
Robert McNamara	Director	January 30, 2008
**
Cathryn S. Gawne	Director	January 30, 2008

** By:

/s/ William Yuan

William Yuan

Attorney in Fact

Authorized under Power of Attorney
filed with Form SB-2 filed with the
Securities and Exchange Commission
on February 13, 2007.

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